Exhibit 1.01

Ball Corporation

Conflict Minerals Report

For the Year Ended December 31, 2025

Introduction

This Conflict Minerals Report (“CMR”) of Ball Corporation, an Indiana corporation, (referred to herein as “Ball,” the “Company,” “we,” “us,” or “our”) for the year ended December 31, 2025, is presented to comply with Rule 13p-1 under the Securities Exchange Act of 1934 (the “Rule”). The Rule was adopted by the Securities and Exchange Commission (“SEC”) to implement reporting and disclosure requirements related to conflict minerals as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”). The Rule imposes certain reporting obligations on SEC registrants whose manufactured products contain cassiterite, columbite-tantalite, gold, wolframite, or their derivatives which are limited to tin, tantalum, tungsten, and gold (collectively referred to as “3TG,” individually referred to as “3TG mineral”). The reporting and disclosure requirements apply to registrants whatever the geographic origin of the 3TG and whether or not they funded armed groups in Covered Countries. Except as otherwise defined herein, terms used in this CMR are as defined in the Release No. 34-67716 (dated August 22, 2012).

Company Overview

Ball supplies innovative, sustainable packaging solutions for beverage, food and household products customers. Our principal products include aluminum packaging (our “Products”). The information provided in this CMR includes the activities of all our majority-owned subsidiaries and variable interest entities that are required to be consolidated. We conducted an analysis of our Products and found that 3TG may be contained in some of the lubricants or coatings that are necessary for the production of our Products.

Conflict Minerals Disclosure

Reasonable Country of Origin Inquiry

In accordance with the Rule, we conducted, in good faith, a reasonable country of origin inquiry (“RCOI”) designed to determine whether any of the necessary 3TG in our Products originated in the Democratic Republic of the Congo or an adjoining country (the “Covered Countries”) or were from recycled or scrap sources.

Ball does not purchase 3TG from smelters or refiners directly. Our products are manufactured by forming aluminum slugs, cans and ends which are then treated and coated for use with beverage, food and household products. We purchase the lubricants and coatings used in the manufacture of our Products from suppliers who in many cases source the ingredients for the lubricants and coatings from sub-suppliers.

Our RCOI is conducted using a risk-based analysis to determine potential components that may include 3TG. We collect information from suppliers of products that may include 3TG using surveys, information available through the Responsible Minerals Initiative and other publicly available information. We used the Responsible Business Alliance’s (“RBA”) conflict minerals reporting template (the “Reporting Template”) to obtain sourcing information from our direct suppliers. Our Reporting Template included an inquiry regarding the country of origin of any 3TG in the products supplied to the Company. Where information provided by the supplier was incomplete or not provided, we made additional requests for missing or incomplete information. Our RCOI included assessing the responses we received from our suppliers in accordance with our due diligence framework.

Based on our assessment we have determined that lubricants or coatings used in the production of our Products may contain 3TG that may have originated in a Covered Country.

Due Diligence

1.	Design of Due Diligence

Our due diligence program has been designed to conform in all material respects with the framework in The Organisation for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict Affected and High Risk Areas, and the related Supplements for gold and for tin, tantalum and tungsten (the “OECD Guidance”). Ball took the following steps in accordance with our due diligence program:

a.	Establish Strong Company Management Systems

The Company has adopted and made public a conflict minerals policy. Our policy can be found at https://www.ball.com/sustainability/sustainability-reporting/downloads. This policy is made available to employees through an internal company portal, is publicly available on the Ball website, and is also disseminated to suppliers during our RCOI process. In addition to our conflict minerals policy, Ball has a Ball Business Ethics Code of Conduct (“The Code”), which outlines expected behaviors for all of our employees. The Code addresses Ball’s commitment to compliance with all laws applicable to our business and to social responsibility.

In order to strengthen engagement with suppliers, as part of establishing management systems, we have a Global Supplier Code of Conduct, which is included as an exhibit to our form supplier agreements. The Global Supplier Code of Conduct, among other things, state our expectation that our suppliers will maintain ethical business practices, including compliance with laws related to human rights. We continued to include a conflict minerals certification as part of our form supplier agreements. Since many of our agreements are long-term, it will take several years for existing agreements to expire and for the Conflict Minerals certification to be included in all supplier agreements.

We utilized the Reporting Template as a tool to collect information from our suppliers regarding the source of 3TG included in materials supplied to us. We also continue to engage our suppliers through follow-up to improve response quality pursuant to our due diligence program, which includes steps to review responses.

b.	Identify and Assess Risk in the Supply Chain

We identified suppliers that potentially provide materials and/or components containing 3TG for our beverage or aerosol containers pursuant to the steps in our due diligence program.

In our efforts to determine the mine or location of origin of any 3TG in our supply chain with the greatest possible specificity, we sent in-scope suppliers the Reporting Template, requesting information pertaining to the source of 3TG in their materials and/or components, including the source of 3TG contained in any recycled or scrap materials. Responses were tracked, accompanying information or documentation was reviewed, and additional requests for information were sent, as deemed necessary. Follow-up through personal emails and phone calls was performed pursuant to our due diligence program with non-responders and suppliers that provided incomplete responses, in an effort to obtain more detailed information. Any named smelters of 3TG in the responses were reviewed against the Responsible Minerals Initiative (“RMI”) list of Conformant Smelters and Refiners which are identified as part of the Responsible Minerals Assurance Process (“RMAP”).

c.	Design and Implement a Strategy to Respond to Risks

As described above, we utilized the Reporting Template to collect information from suppliers and identify risk. When a potential risk was identified, such as nonresponsive suppliers, incomplete Reporting Templates, or other potential risks, further inquiry took place. The risk mitigation element of our due diligence program is dependent on the unique circumstances of any issues that may arise. Key members of our senior management team are advised of any situation where a potential risk is identified. We will also contact any of our suppliers found to be sourcing from the Covered Countries through noncertified smelters or potentially high-risk smelters, and potentially seek to establish an alternative source for 3TG.

d.	Carry Out Independent Third-Party Audit of Supply Chain Due Diligence at Identified Points in the Supply Chain

Ball does not perform direct audits of the smelters and refiners in its supply chain. The Company relies on the audit performed under the RMAP and provided on the RMI website to determine if the smelters or refiners disclosed by our suppliers are Conformant.

e.	Report on Supply Chain Due Diligence

Our due diligence program includes filing our Form SD and CMR with the SEC on an annual basis, as well as making our CMR publicly available at https://www.ball.com/Ball/media/Ball/Global/Downloads/Ball-2026-Conflict-Minerals-Report.pdf as required by the Rule.

2.	Supplier Survey Results

Inherent Limitation on Due Diligence Measures

As a downstream purchaser of materials and components that may contain 3TG, Ball must necessarily rely, in good faith, on our direct suppliers to provide us with information about the source of 3TG contained in the materials and/or components supplied to us. We do not have direct relationships with 3TG smelters and refiners and do not perform or direct audits of these entities within our supply chain.

Results

We received complete responses from eighty percent (80%) of the suppliers surveyed. Eighty-Seven percent (87%) of the suppliers that responded to our survey indicated in their responses that their products contained no 3TG. We had one supplier that provided a list of smelters or refiners of 3TG although the information was not provided at a product specific level for all smelters identified. The identified smelters and refiners of 3TG (all of whom are identified on Exhibit A) have all been designated by the RMI as RMAP Conformant. It should be noted that, pursuant to RMAP rules and the certification process thereunder, some smelters or refiners may not have been compliant for the whole year, some may have failed their re-audit since our due diligence was performed and may be in the process of addressing relevant issues, or some smelters or refiners may have expired certifications since our due diligence was performed and a re-audit may or may not currently be in process.

3.	Steps to be Taken to Mitigate Risk

We intend to continue to take the following steps to improve due diligence conducted regarding 3TG to further mitigate any risk that the necessary 3TG in our products could benefit armed groups in Covered Countries:

a.

We will continue to review our due diligence process to ensure all relevant suppliers are sent the Reporting Template, that information is adequately collected and reviewed, appropriate follow-up measures are taken, and that any documentation is centrally collected and maintained.

b.

We will attempt to engage any of our suppliers found to be supplying us with 3TG from Covered Countries that support conflict to establish an alternative source of 3TG that does not support such conflict.

c.	We will continue to include a Conflict Minerals clause in new supplier contracts.

Cautionary Statement Regarding Forward-Looking Statements

This specialized disclosure report contains “forward-looking” statements concerning future events, including, but not limited to, Ball's plans to implement or improve policies and procedures relating to 3TG included in products in its supply chain. Words such as “intends,” “will,” and similar expressions typically identify forward looking statements, which are generally any statements other than statements of historical fact. Such statements are based on current expectations or views of the future and are subject to risks and uncertainties, which could cause actual results or events to differ materially from those expressed or implied. You should therefore not place undue reliance upon any forward-looking statements, and they should be read in conjunction with, and qualified in their entirety by, the cautionary statements referenced below. Ball undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key factors, risks and uncertainties that could cause actual outcomes and results to be different are summarized in filings with the Securities and Exchange Commission, including in Ball’s Form 10-K, which are available on Ball’s website and at www.sec.gov.

Exhibit A

CID	Metal	Smelter Name	Facility Location	RMAP Conformant
CID001149	Gold	Metalor Technologies (Hong Kong) Ltd.	China	Yes
CID001152	Gold	Metalor Technologies (Singapore) Pte., Ltd.	Singapore	Yes
CID001147	Gold	Metalor Technologies (Suzhou) Ltd.	China	Yes
CID001153	Gold	Metalor Technologies S.A.	Switzerland	Yes
CID001157	Gold	Metalor USA Refining Corporation	United States of America	Yes
CID001980	Gold	Umicore S.A. Business Unit Precious Metals Refining	Belgium	Yes
CID000468	Tin	Fenix Metals	Poland	Yes
CID001182	Tin	Minsur	Peru	Yes
CID001337	Tin	Operaciones Metalurgicas S.A.	Bolivia (Plurinational State Of)	Yes
CID001453	Tin	PT Mitra Stania Prima	Indonesia	Yes
CID001458	Tin	PT Prima Timah Utama	Indonesia	Yes
CID003868	Tin	PT Putera Sarana Shakti (PT PSS)	Indonesia	Yes
CID002180	Tin	Tin Smelting Branch of Yunnan Tin Co., Ltd.	China	Yes
CID002036	Tin	White Solder Metalurgia e Mineracao Ltda.	Brazil	Yes